Exhibit 99.14

This presentation is the Restructuring Business Plan referred to in the proposed Amended Trust Deed (which will take effect if the proposed restructuring is completed). Among other things, the Amended Trust Deed sets out the covenants and restrictions that would apply in relation to the Amended Bonds and grants certain permissions to the extent expressly set out in this Restructuring Business Plan Please note, this presentation sets out the most up to date version of the "No Further Activity“ case originally disclosed in the Proposed Financial Restructuring slide pack dated 10 May 2021 (available from the Company’s website), updating for the most recent oil price curve. The cash flows shown may differ from previous forecasts published as a result Restructuring Business Plan 24 May 2021

If you are in any doubt about the contents of this Presentation, you should consult with an independent financial adviser. This Presentation is not directed at, or intended for distribution to or use by, any person or entity who is a citizen or resident of or located in any jurisdiction (including the United Kingdom) where such distribution, publication, availability or use would be contrary to applicable law or regulation which would subject the Company and/or its subsidiaries or affiliates to any registration or licensing requirements in such jurisdiction. The distribution of this Presentation into certain jurisdictions may be restricted by law. Persons into whose possession this Presentation comes should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. No reliance may be placed, for any purpose, on the information contained in the Presentation. The Presentation must not be co nsidered a recommendation by Hurricane Energy plc (the “ Company ”) and/or its subsidiaries, or any of their respective advisers or affiliates. If you do rely on any information contained in this Presentation, you do so entirely at your own risk. The content of this Presentation has not been approved by an authorised person within the meaning of the Financial Services and Markets Act 2000. The Presentation is for information only and does not constitute investment advice, nor does it constitute an offer or invitation to effect any transaction with the Company (including to buy, sell, underwrite or subscribe for shares, debt or other securities in the Company) or a solicitation of such an offer or invitation. This Presentation has been prepared using materials and information available to the Company and/or information from publicly available sources as of the date hereof. In arriving at the estimates, projections, valuations and conclusions contained in thi s Presentation, the Company has assumed and relied upon the accuracy and completeness of all financial and other information and data available to it and/or obtained from publicly available sources for the purpose of this Presentation. The information in the Presentation is not comprehensive and speaks as of the date hereof. It has not been independently veri fied and is provided for information purposes only. While the information has been prepared in good faith, no representation, warranty or undertaking, express or implied, is given by or for the Company, any of its subsidiaries or any of its respective directors, proposed directors, partners, officers, employees, agents, advisers or any other persons as to the adequacy, accuracy, reliability, sufficiency or compl eteness of such information or opinions contained in the Presentation. In particular, but without prejudice to the generality of the foregoing, no representation or warranty is given as to the achievement or reasonableness of any projected financial information, reserve or resource numbers, e stimates or statements relating to the prospects of the Company in the Presentation. All information presented or contained in this Presentation is subject to verification, correction, completion and change without notice. In particular, but without limitation, this Presentation may contain projections, estimates, forecasts, targets, prospects, returns and/or opinions in relation to the Company (together the “ Forecasts ”). These Forecasts can be identified by the use of forward - looking terminology, including the terms “believes,” “estimates,” “aims,” “targets,” “anticipates,” “expects,” “intends,” “may,” “will” or “should” or, in each case, their negative, or other variations or comparable terminology. They appear in a number of places throughout this Presentat ion and include statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, its results of operations, financial condition, reserve and/or resource numbers, business plan, liquidity, future prospects, growth, developments, business strategies and the industry in which it operates, other statements relating to its future business performance and general economic, regulatory and market trends and other circumstances relevant to its business. The Company has assumed that such Forecasts represent the best currently availabl e estimates and that such Forecasts will be realised in the amounts and time periods contemplated thereby. The Forecasts involve significant assumptions and subjective judgments which may or may not prove to be correct and there can be no assurance that any Forecasts are a reliable indicator of future performance, nor that they are attainable or will be realised. Any Forecasts and other statements of anticipated future performance that are included in this Presentation or otherwise furnished are for illustrative purposes only and are necessarily based upon economic, market and other conditions as in effect on the date hereof. There are a number of risks, uncertainties and factors that could cause actual results and developments to differ materially from those expressed or implied by any statements and Forecasts made in the Presentation. If one or more of these risks or uncertainties materialise, or if any underlying assumptions prove incorrect, the Company’s actual results of operations, financial condition and liquidity and the development of the industry in which it operates may differ materially from those made in or suggested by the Forecasts contained in this Presentation. Past performance cannot be relied on as a guide to future performance. This Presentation has not been examined, reviewed or compiled by the Co mpany’s independent certified accountants. The business scenarios in this Presentation are estimated projections, based on the Company’s current estimates of factors including future production, oil prices, operating costs, financing costs and capital expenditure costs, at a point in time. Whilst the directors of the Company have taken reasonable care to ensure insofar as is possible that the projections are reasonable, the assumptions, and thus the projected outcomes, are expected to change in the future. These projections do not constitute a profit forecast and have not been reported on by a reporting accountant. Unlike a forecast, where the Company would be required by the AIM Rules for Companies to report on a continuous basis, the Company will not be reporting performance to these projections and it expressly cautions against the information in this Presentation being used for any forward - looking purpose after the date of this Presentation. To the maximum extent permitted by law, and except in the case of fraud, the Company, its affiliates and their respective directors, officers, employees, advisers and agents expressly disclaim any liability whatsoever (in negligence or otherwise) for any loss howsoever arising from any use of this Presentation or its contents and any errors, or inaccuracies contained therein and/or omissions therefrom. This Presentation has been prepared in respect of securities of a non - U.S. company. Any offer of the Company's securities is subject to disclosure requirements of a country other than the United States that are different from those of the United States. To the extent any financial statements included in the Presentation have been prepared in accordance with foreign accounting standards, such standards may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the Company is located in a non - U.S. country and all of its officers and directors are residents of a non - U.S. country. You may not be able to sue a non - U.S. company or its officers or directors in a non - U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non - U.S. foreign company and its affiliates to subject themselves to a U.S. court’s judgment. The Company does not undertake to provide access to any additional information or to update the Presentation or to correct any inaccuracies in information previously supplied. By accepting this Presentation, the recipient agrees to be bound by the obligations and limitations in this disclaimer. Disclaimer 2

Table of Contents I. Plan Overview II. Monthly Production Profile III. Annual Financial Projections IV. Other Corporate Costs V. Terms and Conditions of the Bond Appendix 3

I. Plan Overview

Overview Overview of the Restructuring Business Plan  Business plan objective is to continue to produce from the P6 well until it becomes sub - economic. This has been referred to as the “No Further Acti v it y ” case (“N F A”)  The NFA case is as described in the Company’s announcement dated 30 April 2021 (as corrected on 10 May 2021) and is further set out in the presentation entitled “Proposed Financial Restructuring” dated 10 May 2021 5

II. Monthly Produ c tion Profile

Business Plan – Monthly Production Profile Note: Production profiles assume production below bubble point and reflect Company forecasts from 1 - April - 2021; assuming 90% production efficiency / uptime (1) Based on YTD actual Brent price and Forward Curve (as of 05 - May - 21): $67.4/bbl for remainder of 2021, $63.8/bbl in 2022, $61.2/bbl in 2023, $59.6/bbl in 2024 and $58.8/bbl in 2025 (2) Extension of Bluewater contract on existing terms – i.e. for a further 3 year term. Note: this has been assumed for illustrative purposes only. Hurricane’s ability to deliver its selected business strategy is predicated on amendments to the existing Bluewater terms, meaning that a 3 year extension is unlikely to be the chosen outcome. It is therefore envisaged that the Company and Bluewater may enter into amended agreements as part of, or shortly after, implementation of the transaction. If no such amendments are agreed, the charter contract will likely terminate in June 2022 when the existing charter period comes to an end (3) Operating scenario incorporates different oil price and technical assumptions to those included in the ERCE Competent Person’s Report (“CPR”) published in April 2021, but they are within the ranges of Reserves and Contingent Resources estimated by ERCE Source: Company Model, Company Information 7 2021 2022 Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 9.7 9.6 9.5 9.4 9.3 9.2 9.1 9.1 9.0 9.0 8.9 8.9 8.8 8.7 8.6 8.6 8.5 8.4 8.4 2023 2024 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb 8.3 8.2 8.2 8.1 8.0 8.0 7.9 7.8 7.7 7.3 6.7 6.3 5.9 5.6 Oil Production (kbbl/d) (1,2,3) Cessation of Production in Feb - 24 based on Economic Profile (1,2)

III. Annual Financial Proje c tions

Annual Financial Projections

Restructuring Business Plan – Annual Financial Projections[1,2,3]

		June – December 2021	2022	2023	2024
Avg. Daily Production	*kbbl/d*	9.4	8.7	7.7	5.7
Sales (Liftings)	*kbbls*	**2,200.0**	**3,045.8**	**2,875.1**	**563.6**
FOB Brent Price	*$m*	64.2	60.8	58.2	57.2
Receipts from Oil Sales	*$m*	**141.1**	**185.4**	**167.6**	**32.2**
Marketing Fee	*$m*	(0.7)	(0.9)	(0.5)	(0.1)
Factoring Fee	*$m*	(0.2)	(0.2)	(0.2)	(0.0)
Total Revenue from Oil Sales	*$m*	**140.3**	**184.3**	**166.9**	**32.1**
Opex (incl. G&A)	*$m*	(81.0)	(136.2)	(127.4)	(37.6)
Net Capex	*$m*	(16.1)	(2.2)	(0.7)	(39.6)
- GLA	*$m*	(4.2)	(1.0)	(0.4)	(0.4)
- GWA	*$m*	(10.3)[4]	(1.2)	(0.3)	-
- Decommissioning	*$m*	(1.6)	-	-	(39.2)
Tax	*$m*	-	-	-	-
Interest Payments	*$m*	(8.7)	(12.3)	(7.7)	(2.9)
Net Escrow Movements	*$m*	(26.8)[5]	14.0	14.0	42.7
Change in Cash	*$m*	**7.7**	**47.6**	**45.0**	**(5.3)**
Change in cash (excl. interest)	*$m*	*16.4*	*59.9*	*52.8*	*(2.4)*
BoP Free Cash Position	*$m*	**109.3**	**79.9**	**80.1**	**73.6**
Cash Sweep	*$m*	(37.1)	(47.3)	(51.6)	(59.1)
EoP Free Cash Position	*$m*	**79.9**	**80.1**	**73.6**	**9.2**

Note: Production profiles assume production below bubble point and assume 90% uptime; figures presented exclude (i) the impact of any Staff Incentive / Retention Plan which may be put in place in the future and (ii) potential impact of future tax liabilities

(1) Based on YTD actual Brent price and Forward Curve (as of 05-May-21): $67.4/bbl for remainder of 2021, $63.8/bbl in 2022, $61.2/bbl in 2023, $59.6/bbl in 2024 and $58.8/bbl in 2025

(2) Extension of Bluewater contract on existing terms – i.e. for a further 3 year term. Note: this has been assumed for illustrative purposes only. Hurricane's ability to deliver its selected business strategy is predicated on amendments to the existing Bluewater terms, meaning that a 3 year extension is unlikely to be the chosen outcome. It is therefore envisaged that the Company and Bluewater may enter into amended agreements as part of, or shortly after, implementation of the transaction. If no such amendments are agreed, the charter contract will likely terminate in June 2022 when the existing charter period comes to an end

(3) Operating scenario incorporates different oil price and technical assumptions to those included in the ERCE Competent Person's Report ("CPR") published in April 2021, but they are within the ranges of Reserves and Contingent Resources estimated by ERCE

(4) GWA expenditure includes $6.4m for the cost to P&A the Lincoln-14 well in 2021

(5) Pre-tax DSA of £11.2m ($15.7m) assumed to be posted in May 2021; potential for payment to be delayed to June-December 2021 period with no impact to EoP free cash position given this amount is already captured in BoP free cash position of $109.3m

Source: Company Model, Company Information

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Hurricane

IV. Other Corporate Costs

Other Corporate Costs Description Management Commentary Other Corporate Costs Staff Incentive / Retention Plan ▪ The Company will implement a Staff Incentive / Retention Plan, the terms of which to be agreed between the Company and the Ad Hoc Committee. The cost of such a scheme is not provided for in the Restructuring Business Plan Taxes ▪ The Company may be subject to tax liabilities which are not provided for in the model set out in the Restructuring Business Plan ▪ The Company may be subject to a maximum cash tax liability in respect of the 2021 tax year end of c.£5.3m (1) due to a taxable gain that would arise from extinguishment of the conversion rights on the existing Convertible Bonds that may not be able to be fully sheltered by other tax losses in the Group or the Company, partly due to interest income the Company receives on a $588m (as at 30 March 2021) inter - company loan due to Hurricane Energy plc from Hurricane GLA Limited (2)  Management believes there are certain actions which could be implemented (as part of the restructuring) which could reduce such potential tax liability, including capitalising a portion of the inter - company loan balance  Further analysis will need to be done prior to filing the Company’s 31 December 2021 corporation tax return to confirm the size of any cash tax liability remaining in the Company 11 (1) Based on 1.4x USD to GBP exchange rate (2) Relevant tax provision: s.655 CTA 2009

V. Terms and Conditions of the Bonds

Covenants Relevant Provision (1) Restructuring Business Plan Related Carve - out Covenant Negative Pledge ▪ Condition 2.1(3)(a) (Negative Pledge) of the Conditions (as defined in the Trust Deed dated 24 July 2017, as amended and restated in or around June 2021, between Hurricane Energy plc and U.S. Bank Trustees Limited) (“ Terms and Conditions ”), and unless otherwise defined in this document, capitalised terms have the meaning given to them in the Trust Deed ▪ For the avoidance of doubt, the implementation of the NFA case provided for herein requires ordinary course expenditure in relation to all of the Company’s activities ▪ Given the Company’s financial status any of its suppliers may assess the Company’s creditworthiness in light of the restructuring and may request a security interest or arrangement of similar effect in connection with the ongoing supply of goods and services. For the avoidance of doubt, the Company considers any Security Interest created or outstanding for this reason to fall within limb (4) of the permitted Security Interest relating to any Security Interest arising in the ordinary course of its business Restricti o n o n Incurrence of Intragroup Indebtedness ▪ Condition 2.3(E)(i)(b) ( Restriction on Incurrence of Indebtedness ) of the Terms and Conditions ▪ Inter - company loans currently exist between Hurricane Energy plc and Hurricane GLA Limited, and between Hurricane Energy plc and Hurricane GWA Limited  Inter - company loan balances may fluctuate in accordance with Restructuring Business Plan Restriction on Disp o sals and Acquisitions ▪ Condition 2.5 ( Restriction on Disposals and Acquisitions ) of the Terms and Conditions ▪ Inventory will be considered surplus, without limitation, if and when it is no longer required for future activities  Inventory includes, without limitation, all equipment owned in full or in part by any Group company Restricti on s o n Joint Ventures ▪ Condition 2.6 ( Restrictions on Joint Ventures ) of the Terms and Conditions ▪ N/A 13 (1) To be read in conjunction with Trust Deed

Covenants (cont’d) Relevant Provision (1) Restructuring Business Plan Related Carve - out Covenant Restriction on Capi t al Expe nd i tu re ▪ Condition 2.7(B) (Restriction on Capital Expenditure) of the Terms and Conditions ▪ For the purposes of Condition 2.7(B), Capital Expenditure not in relation to Lancaster Field Activities is set out in the Annual Financial Projects, Net Capex - GLA on page 9 of this document Restriction on Expenditure in Respect of the Greater Warwick Area ▪ Condition 2.8 ( Restriction on expenditure in respect of the Greater Warwick Area ) of the Terms and Conditions ▪ For the purposes of Condition 2.8(B)(a), the other expenditure, costs and expenses in respect of or in connection with the Greater Warwick Area is as set out in the Annual Financial Projections, Net Capex - GWA on page 9 of this document 14 (1) To be read in conjunction with Trust Deed

Events of Default Relevant Provision (1) Restructuring Business Plan Related Carve - out Events of Default ▪ Condition 8(F) of the Terms and Conditions ▪ The following entities are likely to incur material impairments as a result of implementing the Restructuring Business Plan which could give rise to a net liability in any of these companies:  Hurricane GLA Limited  Hurricane GWA Limited  Hurricane Energy plc ▪ Condition 8(G) of the Terms and Conditions ▪ Solvent liquidation of the following entities (2) :  Hurricane Petroleum Limited  Hurricane Basement Limited  Hurricane Strathmore Limited  Hurricane Whirlwind Limited ▪ Condition 8(J) of the Terms and Conditions ▪ Under the Restructuring Business Plan the Group anticipates limited expenditure in relation to the Greater Warwick Area. This therefore may give rise to a relinquishment of either or both licences for Lincoln (P1368 South) and Warwick (P2294) 15 (1) To be read in conjunction with Trust Deed (2) Excludes Hurricane Group Limited (a dormant entity) which holds certain contracts

Events of Default (Cont’d) Relevant Provision (1) Restructuring Business Plan Related Carve - out Events of Default ▪ Condition 8(O) of the Terms and Conditions ▪ The forecasted cessation of commercial production from the Lancaster Field is as set out in Slide 7 (Business Plan – Monthly Production Profile)  For the avoidance of doubt, forecasted cessation of commercial production from the Lancaster Field will be impacted by any Bluewater FPSO term amendments agreed either pre or post the date the Restructuring becomes effective. An updated Restructuring Business Plan will need to be produced at that stage, for approval by Majority Participants under the Lock - up Agreement in advance of the 2021 Effective Date or by Bondholders after the 2021 Effective Date ▪ Condition 8(P) of the Terms and Conditions ▪ The forecasted cessation of commercial production from the Lancaster Field is as set out in Slide 7 ( Business Plan – Monthly Production Profile ) ▪ Condition 8Q(3) of the Terms and Conditions ▪ The forecasted cessation of commercial production from the Lancaster Field is as set out in Slide 7 ( Business Plan – Monthly Production Profile ) 16 (1) To be read in conjunction with Trust Deed

App e ndix

Free Cash Balance

Free Cash Balance Evolution (Forward Curve)[(1)(2)] ($m)

Assumptions:

- Cash flows pro forma transaction
- Extension of Bluewater contract on existing terms – i.e. for a further 3 year term. Note: this has been assumed for illustrative purposes only. Hurricane's ability to deliver its selected business strategy is predicated on amendments to the existing Bluewater terms, meaning that a 3 year extension is unlikely to be the chosen outcome. It is therefore envisaged that the Company and Bluewater may enter into amended agreements as part of, or shortly after, implementation of the transaction. If no such amendments are agreed, the charter contract will likely terminate in June 2022 when the existing charter period comes to an end
- No further GWA commitment well and associated spend

Senior Bond Maturity in Dec-24

Note: showing YE 2025-26



127
117
96
80
87
82
84
80
83
78
80
74
Feb-24 Production Operations Cease
79
28
13
Dec-24 Company Operations End
9
-
-
Q1'21
Q2'21
Q3'21
Q4'21
Q1'22
Q2'22
Q3'22
Q4'22
Q1'23
Q2'23
Q3'23
Q4'23
Q1'24
Q2'24
Q3'24
Q4'24
FY'25
FY'26

	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	Q1'23	Q2'23	Q3'23	Q4'23	Q1'24	Q2'24	Q3'24	Q4'24	Total
Debt Balance (Principal + PIK'ed Interest)	180	181	146	132	132	104	105	81	81	57	58	58	1	1	-	n.a.
Cash Interest Paid[(4)(5)]	4	4	4	4	3	3	3	3	2	2	1	1	1	0	0	36
Cash Sweep Paid[(5)]	-	-	37	15	2	30	0	26	1	25	-	-	58	-	2	195

Final cash sweep at Operations End

Note: Current Bluewater FPSO terms assumed; Free cash defined as current unrestricted cash (i.e. excluding escrowed amounts relating to decommissioning and early termination of Bluewater FPSO), plus current trade and other receivables, current oil price derivatives, less current financial trade and other payables

(1) Based on YTD actual Brent price and Forward Curve (as of 05-May-21): $67.4/bbl for remainder of 2021, $63.8/bbl in 2022, $61.2/bbl in 2023, $59.6/bbl in 2024 and $58.8/bbl in 2025

(2) Assumes first Bluewater charter extension option is exercised

(3) Figures presented exclude (i) the impact of any Staff Incentive / Retention Plan which may be put in place in the future and (ii) potential impact of future tax liabilities

(4) Assumes $2.9m interest accrued in May-21 and Jun-21 on $230m Convertible Bond paid in Jul-21

(5) Due to rounding, rows may not add up

Source: Company Model, Company information, FactSet as at 05-May-21

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Hurricane